                                                                      E99-11-024
                                                                          CON



                              POWER SALES AGREEMENT



                                     between



                          ELECTRIC CLEARINGHOUSE, INC.



                                       and



                       CAP ROCK ELECTRIC COOPERATIVE, INC.




Sales by Electric Clearinghouse Inc. will be made pursuant to Electric Clearinghouse, Inc.'s FERC Rate
Schedule No. 1 (Docket No. ER94-968)

                              TABLE OF CONTENTS

ARTICLE 1
    DEFINITIONS                                                          1

ARTICLE 2
    TRANSACTIONS AND COMMITMENTS OF THE PARTIES                          3

ARTICLE 3
    QUANTITY AND INTERRUPTIONS OF FIRM TRANSACTIONS                      4

ARTICLE 4
    RELIABILITY GUIDELINES                                               5

ARTICLE 5
    PRICE                                                                5

ARTICLE 6
    TERM AND DEFAULT                                                     5

ARTICLE 7
    BILLING AND PAYMENT                                                  8

ARTICLE 8
    DELIVERY POINT, TITLE TRANSFER AND LIABILITY                         9

ARTICLE 9
    ASSIGNMENT AND SUCCESSION                                           10

ARTICLE 10
    FORCE MAJEURE                                                       11

ARTICLE 11
    TAXES                                                               11

ARTICLE 12
    MISCELLANEOUS                                                       12

EXHIBIT "A"
    FORM OF CONFIRMATION LETTER

                              POWER SALES AGREEMENT


         THIS POWER SALES AGREEMENT (the "Agreement"), made and entered into this 1st day of May, 1999 by and between Electric Clearinghouse, Inc., a Texas corporation, hereinafter referred to as Cap Rock Electric Cooperative, Inc., (Counterparty), a Texas corporation, hereinafter referred to as "Counterparty" or "Buyer" (individually, the "Party" and collectively, the "Parties").

                                   WITNESSETH:

         WHEREAS, ECI and Counterparty are not end users of Power and the Power purchased hereunder will not be used for Counterparty's consumption; and

         WHEREAS, ECI and Counterparty may from time to time enter into Power purchase and sale Transactions pursuant to which ECI delivers and sells Power and Counterparty receives and purchases Power at one or more mutually agreeable Delivery Points; and

         WHEREAS, the Parties desire to set forth certain terms and conditions applicable to these transactions;

         NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions herein contained, ECI and Counterparty hereby agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

          In addition to terms defined elsewhere in this Agreement, the following definitions shall apply hereunder:

         "AFFILIATE" means with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries. controls, or is control led by or is under common control with, such person. For purposes of the foregoing definition, "control" means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power.

         "BUSINESS DAY" means any day on which Federal Reserve member banks in New York City are open for business.

         "BUYER" means the Party to a Transaction hereunder who is obligated to purchase Power during the Period of Delivery specified for that Transaction.

         "CONFIRMATION LETTER" means a written notice setting forth the specific terms of a Transaction substantially in the form set forth on Exhibit "A".

         "CONTRACT PRICE" means the agreed price for the purchase and sale of Power in a Transaction.

         "CONTRACT QUANTITY" means that quantity of Power which Seller agrees to sell to Buyer, and which Buyer agrees to purchase from Seller, in a Transaction.

         "DELIVERY POINT" means the point(s) of delivery agreed to in the Transaction.

         "INTEREST RATE" means the lesser of (i) Prime Rate plus two percent and (ii) the maximum lawful rate permitted by applicable law.

         "NATURE OF TRANSACTION" means whether the Transaction is nonfirm, as set forth in Section 2.2 of this Agreement, or firm, as set forth in Section
2.3 of this Agreement.

         "NEW TAXES" means (i) any Taxes enacted and effective after the date the New Tax Affected Transaction ("New Tax Affected Transaction" as defined in Section 11.2 of this Agreement) was entered into, including, without limitation, that portion of any Taxes or New Taxes that results in an increase in liability to either Party, or (ii) any law, order, rule or regulation, or interpretation thereof, enacted and effective after the date the New Tax Affected Transaction was entered into resulting in such an increase.

         "PENALTIES" means any fees, liabilities, assessments or similar charges assessed by a Transmission Provider as a result of a Party's failure to comply with its obligations hereunder.

         "PERIOD OF DELIVERY" means the period of time measured from the date deliveries are to commence under a Transaction through the date deliveries are to terminate under a Transaction, which period shall not exceed twelve
(12) months.

         "POWER" means electric capacity and/or energy.

         "PRIME RATE" means for any date, the per annum rate of interest announced from time to time by Citibank, N.A., as its "prime" rate for commercial loans, effective for such date as established from time to time by such bank.

         "REGULATORY APPROVALS" means, for any Transaction. all applicable state and federal regulatory authorizations, consents. or approvals required for the Transaction to occur.

         "SCHEDULE" OR "SCHEDULING" means communicating with and confirming with a Transmitting Utility that a particular amount of Power is to be delivered or received and providing all such information and satisfying all such requirements as may be necessary to cause such Transmitting Utility to recognize and confirm the delivery or receipt of the Power

         "SELLER" means the Party to a Transaction hereunder who is obligated to sell Power during the Period of Delivery specified for that Transaction.

         "SYSTEM RESOURCES" means the electrical systems on which, or the third parties with which, Buyer and Seller have arranged, respectively, to make on behalf of Seller or to take on behalf of Buyer delivery of Power under this Agreement.

         "TAXES" means all ad valorem, property, occupation, utility, gross receipts, sales, use, excise and other taxes, governmental charges, emission allowance costs, licenses, permits and assessments, other than taxes based on net income or net worth.

         "TRANSACTION" means a particular, specifically agreed to purchase or sale of Power to be performed under this, as evidenced by the agreement of the Parties documented in accordance with Section 2.1 of this Agreement.

         "TRANSMITTING UTILITY" means the utility or utilities transmitting Power (not Buyer or Seller) to or from the Delivery Point(s) in an individual Transaction hereunder.

                                   ARTICLE 2.
                   TRANSACTIONS AND COMMITMENTS OF THE PARTIES

         2.1 FORM OF CONTRACT. A Transaction shall be entered upon agreement of the Parties in writing, including an electronic means of communication, or orally. The specific terms of individual Transactions for the sale and delivery and purchase and receipt of Power hereunder shall be established by the Parties at the time the Transaction is agreed to and shall be confirmed by the Parties in the manner set forth in this Section 2.l. The specific terms to be established by the Parties shall include at a minimum
(i) the Period of Delivery, (ii) the Contract Price, (iii) the Delivery Point(s), (iv) the Contract Quantity and (v) the Nature of Transaction. Each Transaction, and the Confirmation Letter, shall constitute an integral part of this Agreement and shall be read and construed as one with this Agreement. Any conflict not reasonably capable of reconciliation between this Agreement and the Confirmation Letter shall be resolved in favor of the Confirmation Letter. This Agreement does not obligate either Party to engage in any specific Transaction.

         2.2 NONFIRM TRANSACTIONS. For purposes of this Agreement, a Transaction shall be deemed nonfirm to the extent either Party may be excused from Scheduling Power for any reason specified in the documentation of the Transaction (other than an event of force majeure as defined in Article 10). In the event and to the extent the Transaction is a nonfirm Transaction, neither Party shall be liable in damages or otherwise to the other for an interruption of the Scheduling of Power due to one or more event(s) or cause(s) specified in the documentation of the Transaction. except and to the extent a Party fails to give to the other Party timely notice of interruption. Either Party may, at its sole discretion and without liability (except for failure to provide notice of interruption within the time specified for such notice in the documentation of the Transaction). interrupt. in whole or in part, the Scheduling of Power at any time for any reason, provided that notice of interruption shall be given to the other Party, and that no such interruption shall be retroactive to any time prior to giving of notice of interruption. In the event the interrupting Party fails to give timely notice of interruption. the interrupting Party" shall be liable only for direct actual damages (as set forth in Section 3.2 below) resulting from the failure to timely notify and shall only be liable in the event the non interrupting Party has exercised all reasonable efforts to Minimize and avoid such damages. The Parties hereby agree that such actual direct damages shall he computed in the same manner as damages for the interruption of firm transactions as set forth in Article 3 hereof with respect to volumes of Power not scheduled for delivery or receipt prior to notice of interruption and that such damages shall be the sole and exclusive remedy for such event. Both Parties hereby stipulate that such liquidated damages are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages and each Party hereby waives the right to contest such damages as an unreasonable penalty.

         2.3 FIRM TRANSACTIONS. For purposes of this Agreement, a Transaction shall be deemed firm to the extent, as specified in the terms of a Confirmation Letter, a Party may be excused from either Scheduling and delivering, if the Party is the Seller, or Scheduling and if the Party is the Buyer, the Contract Quantity only for reasons of force majeure, as defined in
Section 10.1 of this

Agreement, or pursuant to the provisions of the last sentence of this Section. If a Transaction is a firm Transaction and a Party interrupts either the Scheduling and delivering, if the Party is the Seller, or Scheduling and receiving, if the Party is the Buyer, of Power for reasons other than those authorized in the prior sentence, then the interrupting Party shall have the obligations set forth in Section 3.2 of this Agreement. In addition, the Parties may agree in specific Transactions to specific circumstances under which either Party may interrupt without liability.

                                   ARTICLE 3.
                 QUANTITY AND INTERRUPTIONS OF FIRM TRANSACTIONS

         3.1 QUANTITY. The quantity of Power to be Scheduled for delivery and receipt, subject to the other provisions of the Agreement and in each Transaction hereunder, shall be the Contract Quantity. The Seller and the Buyer shall be responsible for any transmission losses and loss charges relating to the transmission of Power, in the case of the Seller, to the Delivery Point, and in the case of the Buyer, from the Delivery Point.

         3.2 INTERRUPTIONS OF FIRM TRANSACTIONS. If the Transaction is a firm Transaction, then with respect to the unauthorized failure to Schedule in whole or in part deliveries or receipts in accordance with this Agreement:

         (a)      As an alternative to the liquidated damages provision of
         Section 3.2(b) below, if the Parties both agree, the nonperforming Party may Schedule deliveries or receipts, as the case may be, pursuant to such terms as the Parties agree in order to discharge some or all of the obligation to pay liquidated damages. In the absence of such agreement, the liquidated damages provisions of Section 3.2(b) below shall apply.

         (b) If Seller fails to Schedule for delivery the Contract Quantity then Seller shall pay Buyer an amount for each unit of such deficiency equal to the positive difference between (i) the price at which Buyer is, or would be, able to obtain comparable supplies of Power at a commercially reasonable price and (ii) the applicable Contract Price (as adjusted to reflect reasonable differences in transmission costs, if any). If Buyer fails to Schedule for receipt the Contract Quantity, Buyer shall pay Seller on the date payment would otherwise be due in accordance with this Agreement an amount for each unit of such deficiency equal to the positive difference between (i) the applicable Contract Price (as adjusted to reflect reasonable differences in transmission costs. if any) and (ii) the price at which Seller is or would be able to sell comparable supplies of Power at a commercially reasonable price. The Parties agree further that such payments will become immediately due and payable hereunder and that the non-performing Party will pay the aggrieved Party and amounts due pursuant to this Section 3.2(b) immediately upon demand within two (2) Business Days of receipt by the non-performing Party of a demand for payment setting forth the basis and calculation of the amount demanded, such demand to be sent in accordance with Section 12.3.

         (c) Both Parties hereby stipulate that the liquidated damages set forth in Section 3.2(b) above are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages and each Party hereby waives the right to contest such damages as unfair, unreasonable, inadequate or void as a penalty.

         (d) In the event either Buyer or Seller fails to pay to the other Party any amounts in accordance with Section 3.2(b) above when due, the aggrieved Party shall have the right to suspend performance under the Transaction for which such amounts are due until such amounts plus interest, at the Interest Rate, have been paid, and/or exercise any remedy available at law or in equity to enforce payment of such amount plus interest at the Interest Rate.

         (e) Unless otherwise specifically agreed in writing, the remedy set forth in this Section 3.2 shall be the sole and exclusive remedy of the aggrieved Party for the failure of the other Party to sell or purchase the Contract Quantity and all other damages and remedies are hereby waived, provided that this provision in no way limits the Parties' indemnification obligations as set forth in other provisions of this Agreement.

                                   ARTICLE 4.
                            RELIABILITY GUIDELINES

         4.1 RELIABILITY GUIDELINES. Each Party agrees to specifically adhere to the applicable operating policies, criteria and/or guidelines of the North American Electric Reliability Council ("NERC") and any regional or subregional requirement.

                                   ARTICLE 5.
                                     PRICE

         5.1 PRICE. Buyer agrees to pay Seller the Contract Price for Power Scheduled. The Contract Price will be the total consideration paid by Buyer to Seller for Power Scheduled hereunder subject to Article 11.

                                    ARTICLE 6.
                                TERM AND DEFAULT

         6.1 TERM. Subject to the other provisions of this Agreement. the term of this Agreement shall commence on the date first written above and shall remain in effect until terminated by either Party upon 30 days prior written notice; provided, however. no such termination notice shall be effective as to any ongoing Transaction hereunder until both Parties have fulfilled all their obligations hereunder with respect to such Transaction.

         6.2 EVENTS OF DEFAULT. A Party shall be deemed in default under this Agreement upon the occurrence of any one or more of the following events (an "Event of Default"):

         (a) FAILURE TO PAY. Unexcused failure by a Party to make timely payment of any amounts. not in dispute due to the other Party under this Agreement, within three (3) Business Days of the non-paying Party's receipt of a written demand for such payment;

         (b) BREACH OF AGREEMENT. Unexcused failure by a Party to perform fully any other material provision of this Agreement within five (5) Business Days of the non-performing Party's receipt of a written demand for such performance (where timely payment of liquidated damages constitutes performance);

         (c) RECEIVERSHIP. Appointment of a receiver or liquidator or trustee of such Party or of any of the property of such Party by order of a court of competent jurisdiction;

         (d) BANKRUPTCY. Filing by such a Party of a voluntary petition in bankruptcy under any provision of any Federal or State bankruptcy law or consent to the filing of any bankruptcy or reorganization petition against it under any similar law; filing of a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy Code, as it now exists or as it may be amended or pursuant to any other similar State statute applicable to such Party, as it is or may be in effect or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if such Party makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts generally as they become due; or if such Party consents to the appointment of a receiver(s) or trustee(s) or liquidator(s) of it or of all or part of its property; and

         (e) ASSURANCE. The failure to provide adequate assurance of its ability to perform all of its outstanding obligations to the Non-Defaulting Party under this Agreement, any Transaction or otherwise within a period not to exceed 48 hours (but at least one Business Day) of a demand therefore when the Non-Defaulting Party has reasonable grounds for insecurity.

         6.3 RIGHTS OF NON-DEFAULTING PARTY. When an Event of Default exists, the Party not in default (the "Non-Defaulting Party") shall have the right:

         (a) To terminate this Agreement in accordance with the provisions in Section 6.4 and/or:

         (b)      To pursue any other remedy provided under this and/or;

         (c) To suspend Scheduling, receipt and/or delivery of Power hereunder.

         6.4 TERMINATION RIGHTS AND RIGHT TO CURE. If a Party is in default hereunder (the "Defaulting Party"), then the Non-Defaulting Party may, at its option, notify in writing the Defaulting Party of the effective date of termination of the Agreement if the default is not cured as hereinafter provided. If the Defaulting Party does not remedy the default within the cure period provided in Section 6.2, the Non-Defaulting Party shall have the right to liquidate and terminate all Transactions then outstanding between the parties (except to the extent that in the good faith opinion of the Non-Defaulting Party certain of such Transactions may not be closed out and liquidated under applicable law) at any time and from time to time. and shall calculate, in a commercially reasonable manner, a Settlement Amount for each such Transaction that is a Firm Transaction as of the time of its termination or as soon thereafter as is reasonably practicable and shall net such Settlement Amounts in the manner provided for in Section 6.4(b).

         (a) "Settlement Amount" shall mean with respect to a Firm Transaction and the NonDefaulting Party. the losses and costs (or gains). expressed in U.S. Dollars. that such party incurs as a result of the liquidation, including, but not limited to, losses and costs (or gains) based upon the then current replacement value of such Firm Transaction together with, at the Non-Defaulting Party's option, but without duplication, all losses and costs which such party incurs as a result of maintaining, terminating, obtaining, or re-establishing any hedge or related trading positions. The Settlement Amount shall be due to or from the Non-Defaulting Party as appropriate. In calculating a Settlement Amount, the Non-Defaulting Party shall discount to present value (in a commercially reasonable manner based on the Prime Rate for the applicable period) any amount that would otherwise have been due at a later date and shall add interest at the Prime Rate to and amount due prior to the date of the calculation.

         (b) The Non-Defaulting Party shall set off (i) all such Settlement Amounts that are due to the Defaulting Party, plus any Margin then available to the Non-Defaulting Party, plus- (at the Non-Defaulting Party's election) any or all other amounts due to the Defaulting Party under the Agreement against (ii) all such Settlement Amounts that are due to the Non-Defaulting Party, plus any Margin then available to the Defaulting Party. plus (at the Non-Defaulting Party's election) any or all other amounts due to Non-Defaulting Party under the Agreement, so that all such amounts shall be netted to a single liquidated amount (the "Termination Payment") payable by one Party to the other. "Margin" shall m&an cash, securities or other property held by or due from one Party to guarantee or secure obligations of the other Party under the Agreement.

         (c) Notice that a liquidation pursuant to the Section 6.4 has occurred shall be given by the Non-Defaulting Party to the Defaulting Party before the close of business on the Business Day following such liquidation, provided that failure to give such notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party. The notice shall specify the amount of the Termination Payment and whether it is owed by or to the Defaulting Party. The Termination Payment shall be made by the Party that owes it on the second Business Day after such notice is given.

         (d) Notwithstanding any contrary provision of this Section 6.4, where an Event of Default specified in Section 6.2(d) is governed by a system of laws that does not permit the liquidation of Transactions to take place upon or after the occurrence of the relevant Event of Default in accordance with the other terms of this Section 6.4. the liquidation of all outstanding Transactions shall automatically take place upon the occurrence of such an Event of Default as of a time immediately preceding the occurrence of such Event of Default and, upon the occurrence of any such automatic liquidation, the Defaulting Party shall indemnify the Non-Defaulting Party on demand against all expense, loss, damage or liability that the Non-Defaulting Party may incur in respect of the Agreement as a consequence of movements in Power prices or other relevant prices or rates between the date of such automatic liquidation and the Business Day on which the Non-Defaulting Party first becomes aware that such automatic liquidation has occurred.

         (e) If the Defaulting Party disputes the Non-Defaulting Party"s calculation of the Termination Payment. in whole or in part, the Defaulting Party shall, within two (2) Business Days of receipt of Non-Defaulting Party's calculation of the Termination Payment, provide to the Non-Defaulting Party a detailed written explanation of the basis for such dispute and, if the Termination Payment is due from the Defaulting Party", shall promptly pay to the Non-Defaulting Party such portion thereof as is conceded to be correct. The Parties shall make every attempt to resolve such dispute amicably.

         6.5 SETOFFS. Without limiting its rights under this Article 6 or otherwise after an Event of Default, the Non-Defaulting Party may from time to time set off any or all amounts the Defaulting Party owes to it against any or all amounts it owes the Defaulting Party (whether under the Agreement or otherwise and whether or not then due), provided that any amount not then due is included in such setoff shall be discounted to present value (in the manner specified in Section 6.4) as at the time of setoff (to take account of the period between the date of setoff and the date on which such amount would have otherwise been due).

         6.6 SUSPENSION OF PERFORMANCE. ln addition to the Seller's remedies under this Article 6 hereof, if either Party is in default under
Article 7 and such failure is not remedied within five (5) Business Days of the Defaulting Party receiving written notice of such failure, the other Party shall have the right to suspend performance under any or all Transactions until such amount, including interest at the Interest Rate, is paid; provided, if the Defaulting Party, in good faith, disputes the amount of any such billing or part thereof and pays to the other Party the undisputed amounts, the other Party shall continue to perform hereunder.

         6.7 OTHER TERMINATING EVENTS. In the event Buyer is regulated by a federal, state or local regulatory body, and such body shall disallow all or any portion of any costs incurred or yet to be incurred by Buyer under any provision of this Agreement or in respect of any Transaction, such action shall not operate to- excuse Buyer from performance of any obligation hereunder nor shall such action give rise to any right of Buyer to any refund or retroactive adjustment of the Price of any Transaction. Notwithstanding the foregoing, if performance by either Party (an "Affected Party") under this Agreement or in respect of any Transaction becomes subject to regulation of any kind whatsoever under any law, rule, regulation, order or the like, including any change by the Federal Energy Regulatory Commission regarding a Party's authority to sell wholesale power at market-based rates, to a greater or different extent than that existing on the Effective Date and such regulation either (i) renders this Agreement illegal or unenforceable. or
(ii) would render performance by the Affected Party of some or all outstanding Transactions (the "Affected Transactions") illegal, unenforceable or commercially impracticable, or (iii) materially adversely affects the business of such Affected Party with respect to its financial position or otherwise, then such Party (or either Party if both Parties are Affected Parties) may declare a termination of the Affected Transactions in the manner contemplated by Section 6.4 above, which shall be referred to hereinafter as declaring an Early Termination Date. In the event of such a declaration. the Affected Party shall provide the other Party written notice. which notice shall specify the basis for declaring such Early Termination Date and (in the circumstances described in clause (ii) above) identify which Transactions are Affected Transactions, If an Early Termination Date is declared under circumstances described in clause (i) above, both Parties shall calculate their respective Gains, Losses or Costs in respect of terminated Transactions as provided in Section 6.4, and endeavor in good faith to agree upon the Termination Payment payable by either Party, and if an Early-Termination Date is declared under circumstances described in clause (ii) or (iii) above, only the Party that is not the Affected Party" shall calculate its Gains, Losses and Costs in respect of all terminated Transactions and notify the Affected Party of the Termination Payment, as provided in Section 6.4. Only the Affected Transactions shall be terminated on the Early Termination Date under the circumstances described in clause (ii) above. All other Transactions shall remain unaffected as if no Early Termination Date had been declared.

                                   ARTICLE 7.
                              BILLING AND PAYMENT

         7.1 STATEMENTS. For each Transaction. Seller shall render to Buyer (by facsimile to the facsimile number specified for invoices in Section
12.3 of this Agreement) for each calendar month during which purchases/sales are made, a statement setting forth the total quantity of Power Buyer was obligated to purchase under this Agreement at the Delivery Point(s) during the preceding month and the amounts due to Seller from Buyer therefor.

         7.2 PAYMENTS. On or before ten (10) days after receipt of Seller's statement or if such day is not a Business Day, the immediately preceding Business Day, Buyer shall render to Seller by electronic funds transfer (wire transfer or ACH), the amount set forth on such statement to the payment address provided in Section 12.3 of this Agreement. If Buyer fails to pay all of the amount of any statement when that amount becomes due, Buyer shall pay Seller a late charge on the unpaid balance that shall accrue on each calendar day from the due date at the Interest Rate. If Buyer, in good faith, disputes any part of any statement, Buyer shall provide a written explanation of the basis for the dispute and pay the portion of such statement conceded to be correct no later than the due date as calculated in accordance with the preceding sentence.

         7.3 AUDIT. Each Party or any third party representative of a Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of this Agreement. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof shall be made prior to the lapse of two years from the rendition thereof, and provided further that this provision of this Agreement will survive any termination of the Agreement for a period of two years from the date of such termination for the purpose of such statement and payment objections.

         7.4 PAYMENT NETTING. Payments in the same currency owing by each Party under this Agreement shall be offset on a monthly basis so that only the net amount shall be paid by the Party having the greater payment obligation during relevant calendar month. The payment date subject to this
Section 7.4 shall be the 25th day of the relevant calendar month following the month of deliveries, or if such day is not a Business Day, the immediately preceding Business Day.

                                   ARTICLE 8.
                   DELIVERY POINT, TITLE TRANSFER AND LIABILITY

         8.1 DELIVERY POINT. Seller shall deliver and Buyer shall receive the Contract Quantity at the Delivery Point.

         8.2 TITLE TRANSFER. Title to, possession of, and risk of loss of Power shall transfer from Seller to Buyer at the applicable Delivery Point. Seller warrants title to the Power sold and delivered hereunder and the right of Seller to sell such Power.

         8.3 PENALTIES. Buyer shall assume all liability for and reimburse Seller within thirty (30) days of presentation of invoice for any Penalties incurred as a result of Buyer's failure to (i) notify Seller of a failure to Schedule or a change in a Schedule or (ii) abide by a Transmitting Utility-'s tariff and scheduling policies. Seller shall assume all liability for and reimburse Buyer within thirty (30) days of presentation of invoice for any Penalties incurred as a result of Seller's failure to (i) notify Buyer of a failure to Schedule or a change in a Schedule or (ii) abide by a Transmitting Utility's tariff and scheduling policies. The parties shall promptly notify each other as soon as possible of any imbalance that is occurring or has occurred. and shall cooperate to eliminate imbalances and minimize Penalties to the extent possible.

         8.4 SELLER INDEMNIFICATION. Seller hereby agrees to indemnify, defend and hold harmless Buyer, its agents, servants, partners, officers, directors and employees (collectively, "Buyer's Indemnitees") of each, from and against any and all losses, claims damages or liabilities to third parties (including reasonable attorneys' fees actually incurred and including, without limitation, penalties or fines imposed by government authorities) relating to Power delivered under this Agreement until such Power has been delivered to Buyer at the Delivery Point including, without limitation, the loss or claims for loss or damage to property, except to the extent caused by the fraud, negligence or the willful misconduct or breach of obligation under this Agreement of the Buyer's Indemnitees and provided that Seller shall be promptly notified in writing of any such claim or suit brought against any such Buyer

Indemnitee and shall be permitted, upon accepting financial responsibility, to control a defense against or settlement (other than any settlement involving criminal liability or admission of guilt or responsibility by such Buyer Indemnitee) of such claim or suit through counsel of its choice. The foregoing notwithstanding, Seller's obligations under This Agreement towards any Buyer Indemnitee are conditioned upon such Buyer Indemnitee providing such cooperation as Seller may reasonably request in connection with its defense or settlement of the claim or suit against such Buyer Indemnitee.

         8.5 BUYER INDEMNIFICATION. Buyer hereby agrees to indemnify, defend and hold harmless Seller, it agents, servants, partners, officers, directors and employees (collectively, "Seller's Indemnitees") of each, from and against any and all losses, claims damages or liabilities to third parties (including reasonable attorneys' fees actually incurred and including, without limitation, penalties or fines imposed by governmental authorities) relating to Power received under this Agreement by Buyer at and after the Delivery Point, including, without limitation, the loss or claims for loss or damage to property, except to the extent caused by the fraud, negligence or the willful misconduct or breach of obligation under this Agreement of Seller's Indemnitees and provided that Buyer shall be promptly notified in writing of any such claim or suit brought against any such Seller Indemnitee and shall be permitted, upon accepting financial responsibility, to control a defense against or settlement (other than any settlement involving criminal liability or admission of guilt or responsibility by such Seller Indemnitee) of such claim or suit through counsel of its choice. The foregoing notwithstanding, Buyer's obligations under this Agreement towards any Seller Indemnitee are conditioned upon such Seller Indemnitee providing such cooperation as Buyer may reasonably request in connection with its defense or settlement of the claim or suit against such Seller Indemnitee.

         8.6 LIMITATION OF LIABILITY. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED IN THIS AGREEMENT, THE LIABILITY OF THE DEFAULTING PARTY SELL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER DAMAGES OR REMEDIES HEREBY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED, THE LIABILITY OF THE DEFAULTING PARTY SELL BE LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND ALL OTHER DAMAGES AND REMEDIES ARE WAIVED. IN NO EVENT SELL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES IN TORT, FOR CONTRACT OR OTHERWISE.

         8.7 NO RECOURSE. The obligations of the Parties under this Agreement are obligations of the Parties only. and no recourse shall be available against any officer, director, stockholder, or partner of a Party or its Affiliate except to the extent that an Affiliate provides a guaranty.

                                   ARTICLE 9.
                           ASSIGNMENT AND SUCCESSION

         9.1 ASSIGNMENT AND SUCCESSION. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Upon any assignment made in compliance with this Section 9.1, this Agreement shall inure to and be binding upon the successors and assigns of the assigning Parties. Notwithstanding the foregoing, either Party may, without the need for consent from the other Party (and without relieving itself from liability hereunder), (a) transfer, pledge, or assign this Agreement as security for any financing with financial institutions; (b) transfer or assign this Agreement to an Affiliate of such Party provided that such Affiliate has substantially equivalent financial capability to that of the assigning Party, or (c) transfer or assign this Agreement to any creditworthy person or entity succeeding to all or substantially all of the assets of such Party; provided, however, that any such assignee shall agree to be bound by the terms and conditions hereof,

                                  ARTICLE 10.
                                 FORCE MAJEURE

         10.1 FORCE MAJEURE. In the event either Party is rendered unable, by an event of FORCE MAJEURE, to carry out wholly or in part its obligations under a Transaction and such Party gives notice and full particulars of such event of FORCE MAJEURE to the other Party as soon as practicable after the occurrence of the event relied on, then the obligations of the Party affected by such event of FORCE MAJEURE pursuant to such Transaction, other than the obligation to make payments then due or becoming due hereunder, shall be suspended from the inception and throughout the period of continuance of any such inability so caused, but for no longer period, and such event of FORCE MAJEURE shall, so far as practicable, be remedied with all reasonable dispatch; provided, however, that no provision of this Agreement shall be interpreted to require Seller to deliver, or Buyer to receive, Power at points other than the Delivery Point(s). The term "FORCE MAJEURE" means any cause the Party claiming FORCE MAJEURE (the "Claiming Party"), or the Claiming Party's System Resources, was unable. in the exercise of due diligence and in the observance of the applicable operating policies, criteria and/or guidelines of NERC and any regional or subregional requirement, to avoid and which is beyond the control, and without the fault or negligence. of the Claiming Party or the Claiming Party's System Resources. FORCE MAJEURE includes. but is not restricted to: flood; earthquake: tornado; storm; fire; civil disturbance or disobedience; labor dispute: labor shortage; sabotage; action or restraint by court order or public or governmental authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action); and government action that results in the price at which Power may be made available under a Transaction being fixed or established by any government authority at a level that results in a price that may be charged under that Transaction that (i) in the case of Seller, is lower than the Contract Price and (ii) in the case of Buyer. is higher than the Contract Price: provided, however, that such government action does not include the imposition of any Taxes. Nothing contained herein shall be construed to require a Claiming Party to settle any strike or labor dispute. In a firm Transaction, interruption by a Transmitting Utility shall not be deemed to be an event of FORCE MAJEURE unless (i) the Party contracting with such Transmitting Utility shalt have made arrangement with such Transmitting Utility for the firm transmission of the Power to be Scheduled hereunder and (ii) such interruption is due to an event of FORCE MAJEURE (or similar occurrence) as defined under the Transmitting Utility"s tariff.

                                   ARTICLE 11.
                                     TAXES

         11.1 ALLOCATION OF AND INDEMNITY FOR TAXES. The Contract Price paid hereunder includes full reimbursement for and Seller is liable for and shall pay or cause to be paid, or reimburse Buyer if Buyer shall have paid, all Taxes applicable to the Power sold hereunder prior to the Delivery Point(s) ("Seller's Taxes"). In the event Buyer is required to rem it any of Seller's Taxes. the amount thereof shall be deducted from any sums becoming due to Seller hereunder. Seller shall indemnify, defend and hold Buyer harmless from any liability against all Seller's Taxes. The Contract Price does not include reimbursement for and the Buyer is liable for and shall pay, cause to be paid or reimburse Seller if Seller shall have paid, all Taxes applicable to the Power sold hereunder at and after delivery at the Delivery Point(s) including Taxes imposed by a taxing authority with jurisdiction over the Buyer ("Buyer's

Taxes"). Buyer shall indemnify, defend and hold Seller harmless from any liability against all Buyer's Taxes.

         11.2 NEW TAX. If any New Tax is imposed for which Buyer or Seller is responsible, (i) if such New Tax can be passed by Buyer to another person or entity, Buyer shall pay. cause to be paid or reimburse the Seller for such New Tax; (ii) if (i) does not apply, the Party affected by the New Tax ("New Tax Affected Party") may require the other Party to enter into good faith negotiations to apportion liability for the New Tax equitably between the Parties. If, after fifteen Business Days the Parties are not able to resolve the issue, the New Tax Affected Party may terminate such "New Tax Affected Transaction", upon thirty days written notice. Unless otherwise agreed, the New Tax Affected Transaction shall be liquidated as though the New Tax Affected Party has defaulted on the New Tax Affected Transaction without taking into effect the impact of the New Tax.

         11.3 COOPERATION. Both parties shall use reasonable efforts to administer this Agreement and implement the provisions in accordance with their intent to minimize Taxes. If the Buyer is entitled to an exemption from any Taxes under this Agreement, Buyer shall be responsible for furnishing an exemption certificate to Seller in order to obtain the exemption.

                                   ARTICLE 12.
                                  MISCELLANEOUS

         12.1 REGULATORY. It is understood by the Parties that this Agreement and performance hereunder is subject to all present and future valid and applicable laws, orders, statutes, and regulations of courts or regulatory bodies (state or federal) having jurisdiction over Seller. Counterparty, or any Transaction hereunder. The rights of the Parties hereunder to Schedule the purchase and sale of Power shall not be effective until all Regulatory Approvals have been obtained; PROVIDED, HOWEVER, that if Regulatory Approvals are not issued by applicable governmental authorities by the scheduled commencement of such Transaction, either Party may terminate such Transaction without further obligation or liability to the other Party.

         12.2 AUTHORIZATIONS. The Parties hereto represent that they have (or will have at the time of documentation of any Transaction and at the time of delivery or receipt of Power thereunder) all requisite corporate and governmental authorizations necessary or proper to consummate such Transactions.

         12.3 NOTICES. Any notice, request, demand, statement, or payment provided for in this Agreement shall be confirmed in writing and shall be made as specified below, provided, however, that notices of interruption and communications to Transmitting Utility(ies) may he provided verbally, effective immediately and, upon request, confirmed in writing. A notice sent by facsimile transmission shall be deemed received by the close of the Business Day on which such notice was transmitted or such earlier time as confirmed by the receiving Party and notice by overnight mail or courier shall be deemed to have been received two (2) Business Days after it was sent or such earlier time as is confirmed by the receiving Party unless it confirms a prior verbal communication in which case any such notice shall be deemed received on the day sent. The addresses of the Parties are as follows:

ECI:
NOTICES & CORRESPONDENCE                     PAYMENTS BY ELECTRONIC FUNDS
TRANSFER

Electric Clearinghouse, Inc.                 The First National Bank of Chicago

1000 Louisiana                               Account Title: Electric
Suite 5800                                     Clearinghouse, Inc.
Houston, Texas 77002-5050                    Account Number: 552 7651
Attn: Director, Trading & Operations         ABA Number: 071 000 013

COUNTERPARTY:
NOTICES & CORRESPONDENCE                     INVOICES

ATTENTION: JOHN PARKER VP/CFO                SAME
-------------------------------------        ----------------------------------
CAP ROCK ELECTRIC
-------------------------------------        ----------------------------------
500 W. WALL ST., SUITE 400
-------------------------------------        ----------------------------------
MIDLAND, TX  79701
-------------------------------------        ----------------------------------
                                             FAX No.:  915-684-0333
                                                     --------------------------

or to such other address as Counterparty or Company shall from time to time designate by letter properly addressed.

         12.4 ENTIRETY. This Agreement, the Exhibits hereto, and the documentation of each Transaction hereunder pursuant to Section 2. I constitute the entire agreement between the Parties hereto. There are no prior or contemporaneous agreements or representations affecting the same subject matter other than those herein expressed. Except for those matters which, in accordance with Section 2.1 of this Agreement, may be resolved by verbal agreement between the Parties and documented, it is further agreed that no amendment, modification or change herein shall be enforceable, except as specifically provided for in this Agreement, unless reduced to writing and executed by both Parties.

         12.5 GOVERNING LAW. INCLUDING ANY COUNTERCLAIMS AND CROSS CLAIMS ASSERTED IN SUCH ACTION, THIS AGREEMENT SELL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF TEXAS, WITHOUT REGARD TO THE LAWS OF TEXAS REQUIRING THE APPLICATION OF THE LAWS OF ANOTHER STATE.

         12.6 NON-WAIVER. No waiver by either Party hereto of any one or more defaults by the other in the performance of any of the provisions of this Agreement shall be construed as a waiver of any other default or defaults whether of a like kind or different nature. Any delay, less than any applicable statutory period of limitations, in asserting or enforcing any rights under this Agreement. shall not be deemed a waiver of such rights. Failure of either Party to enforce any provision of this Agreement or to require performance by the other Party of and of the provisions hereof shall not be construed to waive such provision, or to affect the validity of this Agreement or any part thereof, or the right of either Party thereafter to enforce each and every provision hereof.

         12.7 SEVERABILITY. Except as otherwise stated herein, any provision, article or section declared or rendered unlawful by a court of law or regulatory agency with jurisdiction over the Parties, or deemed unlawful because of statutory change. will not otherwise affect the lawful obligations that arise under this Agreement.

         12.8 HEADINGS. The headings used for the Articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement.

         12.9 SECURITY. Should Counterparty's ability to make payment under this Agreement become unsatisfactory to ECI in its reasonably exercised discretion at any time during which this Agreement is in effect, ECI may require at its option either (i) the posting of a letter of credit, or (ii) cash prepayments or, (iii) other security in a form acceptable to it before proceeding with any Transaction pursuant to this Agreement. Any credit agreement between the Parties shall become part of this Power Sale Agreement and any Transactions hereunder.

         12.10 CONFIDENTIALITY. Neither Party shall disclose the terms of any Transaction to a third party (other than such Party's and its affiliates' employees, lenders, counsel or accountants) except in order to comply with any applicable law, order, regulator or exchange rule; provided each Party shall notify the other Party of any proceeding of which it is aware that may result in disclosure and use reasonable efforts to prevent or limit the disclosure. The provisions of the Agreement other than the terms of any Transaction are not subject to this confidentiality obligation. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation; provided, all monetary damages shall be limited to actual direct damages and a breach of this section shall not give rise to a right to suspend or terminate any ongoing Transaction under this Agreement.

         12.11 SURVIVAL. Any provision of this Agreement (including, but not limited to, indemnification provisions) that expressly or by implication comes into or remains in force following the termination or expiration of this Agreement shall survive such termination or expiration.

         12.12 RECORDING. Each Party consents to the recording of all telephone conversations between its employees and the employees of the other Party. Any such recordings may be introduced to prove the intent of a Transaction; provided, however, that nothing herein shall be construed as a waiver of any objection to the introduction of such evidence on the grounds of relevance. Absent manifest error, any conflict between such a recording and written documentation of a Transaction that is executed by both parties shall be resolved in favor of such written documentation.

         12.13 UNIFORM COMMERCIAL CODE/WARRANTY. Except as otherwise provided for herein. the provisions of the Uniform Commercial Code ("UCC") of the state whose laws govern this Agreement shall be deemed to apply to all transactions, and energy and capacity shall be deemed to be goods for purposes of the UCC. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER EXPRESSLY NEGATES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY OR MODELS OR SAMPLES, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

         12.14 REPRESENTATIONS. In connection with the negotiation of the entering into, and The confirming of the execution of this Contract. each Party represents that: (i) it is acting as principal (and not as agent or in any other capacity. fiduciary or otherwise): (ii) the other party is not acting as a fiduciary or financial or investment advisor for it; (iii) it is not relying upon any representations (whether written or oral) of the other party other than the representations expressly set forth in this Contract;
(iv) the other party has not given to it (directly or indirectly through any other person) any advice, counsel. assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of this Contract; (v) it has consulted with its own legal, regulatory, tax, business, investment. financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary, and not upon any view expressed by the other party; (vi) all trading decisions have been the result of arms length negotiations between the parties; and (vii) it is entering into this Contract with a full understanding of all of the risks hereof and thereof (economic and otherwise), and it is capable of assuming and willing to assume (financially and otherwise) those risks.



IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals to be effective as of the day and year first written above.

"ECI"                                       "Counterparty"

ELECTRIC CLEARINGHOUSE, INC.                CAP ROCK ELECTRIC COOPERATIVE, INC.


By: /s/ Matthew Schatzman                   By /s/ John D. Parker
   ----------------------------               ----------------------------------

Name: Matthew Schatzman                     Name: John D. Parker
     --------------------------                  -------------------------------

Title: Executive Vice President             Title: VP/CFO
      -------------------------                   ------------------------------

BUYER
Address
Address
Atm:
                  19
                                   EXHIBIT "A"
                           FORM OF CONFIRMATION LETTER


RE: Power Sales Agreement Dated:
(ECLContract#: ____________
Confirmation Number:

                               CONFIRMATION LETTER


This letter shall confirm the agreement reached ON ___________ 19 between ______________ "Buyer") and Electric Clearinghouse, Inc. ("Seller") regarding the purchase of Power under the terms and conditions as follows:

PERIOD U/DELIVERY:

CONTRACT QUANTITY.



NATURE OF TRANSACTION, (FIRM/NON-FIRM)


(TON/RACE PRICE:

DELIVERY POINT:



SCHEDULING:


$_______/MWI-I




SPECIAL PROVISIONS:
SEE ADDENDUM II ATTACHED HERETO AND B THIS REFERENCE MADE A

THIS CONFIRMATION LETTER IS BEING PROVIDED PURSUANT TO AND IN ACCORDANCE WITH THE POWER SALES AGREEMENT ("AGREEMENT") REFERENCED ABOVE, BETWEEN BUYER AND SELLER, AND CONSTITUTES PART OF AND IS SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF SUCH AGREEMENT. NOTWITHSTANDING ANY CONTRARY PROVISIONS IN THE AGREEMENT, ANY CONFLICT BETWEEN THIS CONFIRMATION LETTER AND THE AGREEMENT SHALL BE RESOLVED IN FAVOR OF THIS CONFIRMATION LETTER. TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE AGREEMENT.

PLEASE CONFIRM THAT THE TERMS STATED HEREIN ACCURATELY REFLECT THE AGREEMENT BETWEEN YOU AND ECI BY RETURNING AN EXECUTED COPY OF THIS LETTER BY FACSIMILE TO TIC! AT 713-767-8693. IF YOU DO NOT RETURN THIS CONFIRMATION LETTER OR OBJECT TO THIS CONFIRMATION LETTER WITHIN TWO (2) BUSINESS DAYS OF YOUR RECEIPT OF IT, YOU WILL HAVE ACCEPTED AND AGREED TO ALL OF THE TERMS INCLUDED HEREIN, INCLUDING THE TERMS AND PROVISIONS OF THE AGREEMENT. IF YOU HAVE ANY QUESTIONS, PLEASE CALL ME AT 713-767-8200/8848.

"SELLER"                               "BUYER"

ELECTRIC CLEARINGHOUSE, INC.

BY:                                    BY:
   ------------------------------         ------------------------------

NAME:                                  NAME:
     ------------------------------         ----------------------------

TITLE:                                 TITLE:
      ---------------------------            ---------------------------

DATE:                                  DATE:
     ----------------------------           ----------------------------

DAMAGES FOR NON-PERFORMANCE:

NOTWITHSTANDING ANYTHING IN THE AGREEMENT TO THE CONTRARY, THE PARTIES' SOLE REMEDIES FOR FAILURE TO PERFORM IN ACCORDANCE WITH THE TERMS OF THIS TRANSACTION SHALL BE AS FOLLOWS: IF THIS TRANSACTION IS FIRM, PERFORMANCE IS EXCUSED ONLY IF RENDERED IMPOSSIBLE BY AN EVENT OF FORCE MAJEURE, AS DEFINED IN THE AGREEMENT. IF SELLER FAILS TO DELIVER POWER AND/OR CAPACITY IN ACCORDANCE WITH THE TERMS HEREIN, SELLER SHALL BE LIABLE TO BUYER [OR BUYER'S REASONABLY-INCURRED COST OF REPLACING THE POWER AND/OR CAPACITY SELLER FAILED TO DELIVER TO THE EXTENT THOSE COSTS EXCEED THE CONTRACT PRICE STATED HEREIN. IF BUYER FAILS TO TAKE POWER AND/OR CAPACITY IN ACCORDANCE WITH THE TERMS HEREIN, BUYER SHALL BE LIABLE TO SELLER FOR THE POSITIVE DIFFERENCE BETWEEN THE CONTRACT PRICE STATED HEREIN FOR THE POWER AND/OR CAPACITY BUYER FAILED TO TAKE AND THE AMOUNT FOR WHICH SELLER, USING COMMERCIALLY REASONABLE EFFORTS TO MITIGATE DAMAGES, IS ABLE TO RESELL THE POWER AND/OR CAPACITY BUYER FAILED TO TAKE. IF THE TRANSACTION IS NON-FIRM OR INTERRUPTIBLE, EITHER PARTY MAY INTERRUPT DELIVERIES OR RECEIPTS HEREUNDER WITHOUT PENALTY. BOTH PARTIES HEREBY STIPULATE FLOAT SUCH LIQUIDATED DAMAGES ARE REASONABLE IN LIGHT OF TILE ANTICIPATED HARM AND THE DIFFICULTY OF ESTIMATION OR CALCULATION OF ACTUAL DAMAGES AND EACH PARTY HEREBY WAIVES THE RIGHT TO CONTEST SUCH DAMAGES AS AN UNREASONABLE PENALTY. NEITHER PARTY SHALL HE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES TIN FAILURE TO DELIVER OR RECEIVE POWER IN ACCORDANCE WITH THE TERMS OF THIS TRANSACTION.

TAXES:

(1) EXPENSES: SELLER SHALL BE RESPONSIBLE FOR ANY COSTS OR CHARGES IMPOSED ON OR ASSOCIATED WITH THE DELIVERY OF THE CONTRACT QUANTITY, INCLUDING CONTROL AREA SERVICES, INADVERTENT POWER FLOWS. PENALTIES OR SIMILAR CHARGES IMPOSED BY THE TRANSMISSION PROVIDER, TRANSMISSION LOSSES AND CHARGES RELATING TO THE TRANSMISSION OF THE CONTRACT QUANTITY, UP TO THE DELIVERY POINT. BUYER SHALL HE RESPONSIBLE FOR ANY COSTS OR CHARGES IMPOSED ON OR ASSOCIATED WITH THE CONTRACT QUANTITY, INCLUDING CONTROL AREA SERVICES, INADVERTENT POWER FLOWS, PENALTIES OR SIMILAR CHARGES IMPOSED BY THE TRANSMISSION PROVIDER, TRANSMISSION LOSSES AND LOSS CHARGES RELATING TO THE TRANSMISSION OF THE CONTRACT QUANTITY, AT AND FROM THE DELIVER POINT.

(2) ALLOCATION OF AND INDEMNITY FOR TAXES: THE CONTRACT PRICE PAID HEREUNDER INCLUDES LULL REIMBURSEMENT FOR AND SELLER IS LIABLE FOR AND SHALL PAY OR CAUSE TO BE PAID. OR REIMBURSE BUYER IF BUYER SHALL HAVE PAID, ALL TAXES APPLICABLE TO THE POWER SOLD HEREUNDER PRIOR TO THE DELIVERY POINT(S) ("SELLER'S TAXES"). IF BUYER IS REQUIRED TO REMIT ANY OF SELLER'S TAXES, THE AMOUNT THEREOF SHALL BE DEDUCTED FROM AN SUMS BECOMING DUE TO SELLER HEREUNDER. SELLER SHALL

INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS FROM ANY LIABILITY AGAINST ALL SELLER'S TAXES. THE CONTRACT PRICE DOES NOT INCLUDE REIMBURSEMENT FOR AND THE BUYER IS LIABLE FOR AND SHALL PAY. CAUSE TO BE PAID OR REIMBURSE SELLER IF SELLER SHALL HAVE PAID, ALL TAXES APPLICABLE TO THE POWER SOLD HEREUNDER AT AND AFTER DELIVERY AT THE DELIVERY POINT(S) INCLUDING TAXES IMPOSED BY A TAXING AUTHORITY WITH JURISDICTION OVER THE BUYER ("BUYER'S TAXES"). BUYER SHALL INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM ANY LIABILITY AGAINST ALL BUYER'S TAXES. IF THE BUYER IS ENTITLED TO

AN EXEMPTION FROM ANY TAXES UNDER THIS TRANSACTION, BUYER SHALL BE RESPONSIBLE FOR FURNISHING AN EXEMPTION CERTIFICATE TO SELLER IN ORDER TO OBTAIN THE EXEMPTION. "TAXES." MEANS- ALL AD VALOREM, PROPERTY, OCCUPATION, UTILITY, GROSS RECEIPTS, SALES, USE, EXCISE AND OTHER TAXES, GOVERNMENTAL CHARGES, EMISSION ALLOWANCE COSTS, LICENSES, PERMITS AND ASSESSMENTS, OTHER THAN TAXES BASED ON NET INCOME OR NET WORTH.

(3) NEW TAXES: IF ANY NEW TAX IS IMPOSED FOR WHICH BUYER OR SELLER IS RESPONSIBLE, (i) IF SUCH NEW TAX CAN BE PASSED BY BUYER TO ANOTHER PERSON OR ENTITY, BUYER SHALL PAY, CAUSE TO BE PAID OR REIMBURSE THE SELLER FOR SUCH NEW TAX; (ii) IF (i) DOES NOT APPLY, THE PARTY AFFECTED BY THE NEW TAX ("NEW TAX AFFECTED PARTY") MAY REQUIRE THE OTHER PARTY TO ENTER INTO GOOD FAITH NEGOTIATIONS TO APPORTION LIABILITY FOR THE NEW TAX EQUITABLY BETWEEN THE PARTIES. IF, AFTER FIFTEEN BUSINESS DAYS THE PARTIES ARE NOT ABLE TO RESOLVE THE ISSUE, THE NEW TAX AFFECTED PARTY MAY TERMINATE SUCH "NEW TAX AFFECTED TRANSACTION", UPON THIRTY DAYS WRITTEN NOTICE. UNLESS OTHERWISE AGREED, THE NEW TAX AFFECTED TRANSACTION SHALL BE LIQUIDATED AS THOUGH THE NEW TAX AFFECTED PARTY HAS DEFAULTED ON THE NEW TAX AFFECTED TRANSACTION WITHOUT TAKING INTO EFFECT THE IMPACT OF THE NEW TAX. "NEW TAXES" MEANS (i) ANY TAXES ENACTED AND EFFECTIVE AFTER THE DATE THIS TRANSACTION WAS ENTERED INTO, INCLUDING, WITHOUT LIMITATION, THAT PORTION OF ANY TAXES OR NEW TAXES THAT RESULTS IN AN INCREASE IN LIABILITY TO EITHER PARTY, OR (ii) ANY LAW, ORDER, RULE OR REGULATION, OR INTERPRETATION THEREOF, ENACTED AND EFFECTIVE AFTER THE DATE THIS TRANSACTION WAS ENTERED INTO RESULTING IN SUCH AN INCREASE.